Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
Senior Director	(212) 213-0006
Kim Wittig (media)
Director
631-962-2000
OSI Pharmaceuticals, Inc. Announces Year End 2009 Financial Results
— Total Revenues of $428 Million Up 13% Over 2008 —
— Non-GAAP Net Income Increased 15% to $181 Million; GAAP Net Income
of $76 Million —
— Non-GAAP Earnings Per Share Increased 13% to $2.89; GAAP Earnings
Per Share of $1.29 —
MELVILLE, NEW YORK — February 23, 2010 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the year ended December 31, 2009. The Company reported total revenues from continuing operations of $428 million for 2009 compared to revenues of $379 million for 2008, a 13% increase over the prior year. Total revenues from continuing operations for the three months ended December 31, 2009 were $124 million, compared with $98 million for the same period last year, a 26% increase over the prior year. Total worldwide net sales of Tarceva® (erlotinib) for the three and twelve months ended December 31, 2009, as reported to the Company by its collaborator Roche, were approximately $333 million and $1.2 billion, respectively, representing a 7% growth in annual sales and a 17% increase in sales for the fourth quarter of 2009 compared to the same periods last year.
The Company reported net income from continuing operations of $76 million (or $1.29 per share) in 2009, compared to $437 million (or $6.93 per share) in 2008. In 2008, a $319 million (or $4.77 per share) non-cash gain was recorded in the fourth quarter, related to the recognition of certain deferred tax assets and based primarily on the expected utilization of the Company’s net operating loss carryforwards (NOL’s). 2009 is the first full year of financial reporting in which OSI has shown a full tax provision on its earnings. Adjusting for non-cash tax expense (to reflect OSI’s actual cash tax rate of approximately 3%), restructuring and other charges related to our consolidation of U.S. operations, expense related to equity-based compensation, non-cash interest expense on our convertible notes, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP financial measures, the Company reported that non-GAAP net income from continuing operations increased to $181 million (or $2.89 per share) in 2009, compared to $157 million (or $2.56 per share) in 2008, an increase of 15% over the prior year. For the fourth quarter of 2009, non-GAAP net income from continuing operations increased to $57 million (or $0.90 per share), compared to $38 million (or $0.62 per share) in the fourth quarter of 2008, an increase of 50% over the prior year.
Overall, total revenues were comprised of the following key items:
•	Tarceva-related revenues of $359 million in 2009 compared with $335 million in 2008, based primarily on the following:
—	Net revenues from the unconsolidated joint business for Tarceva of $209 million in 2009, compared with $196 million in 2008, arising from the Company’s co-promotion arrangement with Genentech, a wholly-owned member of the Roche Group. The net revenues were based on total U.S. Tarceva net sales of $479 million, compared to $457 million in 2008, an increase of 5%. Net revenues from the unconsolidated joint business for Tarceva for the three months ended December 31, 2009 were $60 million, compared to $49 million for the same period last year, based upon total U.S. Tarceva net sales of $137 million for the three months ended December 31, 2009 compared with $118 million for the same period last year;

—	Royalties of $146 million in 2009 compared with $135 million in 2008 from Roche, the Company’s international collaborator for Tarceva. The royalty revenues for 2009 were based on total rest-of-world Tarceva net sales of approximately $724 million, an increase of 9%, compared to $665 million in 2008. Royalties for the three months ended December 31, 2009 were $40 million compared with $34 million for the same period last year. Royalty revenues for the three months ended December 31, 2009 were based upon rest-of-world Tarceva net sales of approximately $196 million, compared with $167 million for the same period last year;
•	Other Revenues of $69 million in 2009 compared with $45 million in 2008, based primarily on the following:
—	Royalties of $62 million in 2009 compared with $41 million in 2008 related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes, representing an increase of 51% over the prior year. Royalties for the three months ended December 31, 2009 were $22 million compared with $14 million for the same period last year;

—	License, milestone and other revenues in 2009 of $7 million compared with $4 million in 2008.
Operating Expenses
Operating expenses from continuing operations for the fourth quarter and year ended December 31, 2009 were $77 million and $275 million, respectively, compared to $73 million and $246 million, respectively, for the same periods last year. Research and development expenses for the fourth quarter and year ended December 31, 2009 were $41 million and $152 million, respectively, compared to $41 million and $135 million, respectively, for the same periods last year. The Company also recorded acquired in-process research and development charges for the fourth quarter and year ended December 31, 2009 of $1.5 million and $6.5 million, respectively, compared to $4 million, respectively, in each of the same periods last year. Selling, general and administrative expenses for the fourth quarter and year ended December 31, 2009 were $29 million and $103 million, respectively, compared to $25 million and $95 million, respectively, for the same periods last year. The Company also recognized restructuring costs of $4.5 million in 2009 related to its previously announced plans to consolidate its U.S. operations onto a single campus at its recently acquired site in Ardsley, New York. Most of the increase in 2009 in operating expenses was focused on key strategic R&D programs.
Taxes and Interest Expense
Beginning in 2009, the Company is required to report its tax provision at its full effective tax rate, which, for 2009, was approximately 40%. However, the Company will continue paying taxes at the lower alternative minimum tax rates as it continues to utilize its net operating loss carryforwards (NOLs). In addition to the 40% tax rate, the income tax provision for 2009 includes a $3.3 million charge related to a valuation reserve adjustment as a result of consolidating operations into a single site. The results also reflect the retrospective application of Accounting Standards Codification Subtopic 470-20 (formerly APB14-1) which was effective January 1, 2009, and which includes guidance for convertible debt instruments that may be settled in cash upon conversion, resulting in higher interest expense reported in both 2009 and 2008 although cash expenses for interest on these bonds was paid at the lower coupon rate.
Net Income Including Discontinued Operations
The Company’s net income, including results from discontinued operations, was $25 million (or $0.42 per share) and $76 million (or $1.29 per share) for the three months and year ended December 31, 2009, respectively, compared with a net income of $342 million (or $5.22 per share) and $442 million (or $7.00 per share), respectively, for the same periods last year.
Use of Non- GAAP Financial Measures
The accompanying tables contain both GAAP and non-GAAP financial measures for the periods presented. The non-GAAP measures include adjusted net income from continuing operations and adjusted diluted earnings per share from continuing operations, each of which has directly comparable GAAP equivalents. OSI has provided these non-GAAP financial measures to adjust for the impact of (i) restructuring and other costs related to consolidation of the Company’s operations on to a single campus in Ardsley, New York, (ii) equity-based compensation expense, (iii) imputed interest expense related to the application of Accounting Standards Codification Subtopic 470-20, which was effective January 1, 2009, and which provides guidance for bifurcation of the conversion feature from the debt component of convertible debt instruments that may be settled in cash upon conversion, (iv) amortization of acquired intangible assets, (v) non-cash tax expense to adjust OSI’s effective tax rate of approximately 40% to reflect its actual cash tax rate of approximately 3%, (vi) acquired in-process research and development and (vii) non-cash impairment charges. Management uses these non-GAAP financial measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes that these results are useful to others in analyzing the core operating performance and trends of OSI for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to the financial results of other companies. These non-GAAP measures should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on February 23, 2010 at 5:00PM (Eastern Time). To access the live webcast via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-877-329-7568 (U.S.) or 1-719-325-2137 (international) to listen to the call. The conference ID number for the live call is 8291684. Telephone replay is available approximately two hours after the call through March 12, 2010. To access the replay, please call 1-888- 203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number for the replay is 8291684. The presentation, including the financial and statistical information contained therein, will be available via the investor relations section of the Company’s website for a 12-month period following the webcast.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008*	2009	2008*
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Tarceva-related revenues	$100,816	$83,647	$358,730	$334,653
Other revenues	23,142	14,780	69,418	44,735

Total revenues	123,958	98,427	428,148	379,388

Operating expenses:
Cost of goods sold	2,326	2,567	8,786	9,315
Research and development	40,716	41,335	151,845	135,344
Acquired in-process research and development	1,500	4,000	6,500	4,000
Selling, general and administrative	28,924	24,945	102,989	94,930
Restructuring costs	3,306	—	4,454	—
Amortization of intangibles	227	605	920	2,489

Total operating expenses	76,999	73,452	275,494	246,078

Operating income from continuing operations	46,959	24,975	152,654	133,310

Other income (expense):
Investment income — net	2,353	3,291	8,148	12,961
Interest expense	(6,501)	(6,621)	(27,085)	(27,243)
Other income (expense) — net	1,203	2,130	(438)	1,632

Income from continuing operations before income taxes	44,014	23,775	133,279	120,660
Income tax provision (benefit)	18,895	(318,810)	57,284	(316,049)

Net income from continuing operations	25,119	342,585	75,995	436,709
Income (loss) from discontinued operations-net of tax	315	(1,052)	(64)	4,884

Net income	$25,434	$341,533	$75,931	$441,593

Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$0.43	$5.95	$1.31	$7.62
Discontinued operations	0.01	(0.02)	(0.00)	0.09
Net income	$0.44	$5.93	$1.31	$7.70
Diluted income (loss)
Continuing operations	$0.42	$5.24	$1.29	$6.93
Discontinued operations	0.00	(0.02)	(0.00)	0.07
Net income	$0.42	$5.22	$1.29	$7.00

Weighted average shares of common stock outstanding:
Basic shares	58,056	57,610	57,939	57,316
Diluted shares	64,239	66,678	60,452	66,911

Computation of diluted income per share from continuing operations:

Net income from continuing operations	$25,119	$342,585	$75,995	$436,709
Add: Interest and issuance costs related to dilutive convertible debt-net of tax	1,743	6,524	1,842	26,830

Net income from continuing operations – diluted	$26,862	$349,109	$77,837	$463,539

Basic shares	58,056	57,610	57,939	57,316
Dilutive effect of stock options and restricted stock	433	453	554	729
Dilutive effect of the 2023 Notes	1,842	1,998	1,959	2,308
Dilutive effect of the 2025 Notes	3,908	3,908	—	3,908
Dilutive effect of the 2038 Notes	—	2,709	—	2,650

Diluted shares	64,239	66,678	60,452	66,911

	December 31,	December 31,
	2009	2008
	Unaudited	Unaudited
Cash and investments securities (including restricted investments)	$471,895	$515,511

*	The three and twelve months ended December 31, 2008 reflect the retrospective application of ASC subtopic 470-20 which includes the accounting guidance formerly known as FSP APB 14-1.

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Income from Continuing Operations to Non-GAAP Net Income from Continuing Operations and
Reported Diluted Income Per Share to Non-GAAP Diluted Income Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Reported diluted income per common share from continuing operations	$0.42	$5.24	$1.29	$6.93
Adjustments per common share	0.48	(4.62)	1.60	(4.37)

Non-GAAP diluted income per common share from continuing operations	$0.90	$0.62	$2.89	$2.56

Net income from continuing operations	$25,119	$342,585	$75,995	$436,709
Non-GAAP Adjustments:
Site consolidation-related costs:
Restructuring costs	3,306	—	4,454	—
Net operating loss valuation allowance adjustment*	—	—	3,308	—
Accelerated depreciation on leasehold improvements**	1,203	—	2,408	—

Total site consolidation related costs	4,509	—	10,170	—
Equity-based compensation expense	6,772	5,853	25,269	20,782
Imputed interest related to the application of ASC 470***	2,926	3,182	13,416	12,484
Amortization of acquired intangibles	227	605	920	2,489
Non-cash tax expense (benefit)	16,685	(319,222)	49,445	(319,222)
Acquired in-process research and development	1,500	4,000	6,500	4,000
Non-operating impairments	54	1,200	663	1,200
Income tax effect on adjustments	(860)	(260)	(1,823)	(983)

Non-GAAP net income from continuing operations	$56,932	$37,943	$180,555	$157,459

Computation of Non-GAAP diluted income per common share from continuing operations:
Non-GAAP net income from continuing operations	$56,932	$37,943	$180,555	$157,459
Add: Interest and issuance costs related to dilutive convertible debt-net of tax	3,405	3,219	12,991	13,879

Non-GAAP net income from continuing operations — diluted	$60,337	$41,162	$193,546	$171,338

Computation of Non-GAAP diluted shares:
Basic shares	58,056	57,610	57,939	57,316
Adjustment to dilutive shares:
Dilutive effect of options and restricted stock	433	453	554	729
Dilutive effect of the 2023 Notes	1,842	1,998	1,959	2,308
Dilutive effect of the 2025 Notes	3,908	3,908	3,908	3,908
Dilutive effect of the 2038 Notes	2,610	2,709	2,684	2,650

Non-GAAP dilutive shares	66,849	66,678	67,044	66,911

*	Represents a valuation allowance adjustment included in the tax provision for state and local net operating losses not expected to be realized as a result of consolidating operations.

**	Represents the impact of shortening the estimated useful lives of leasehold improvements as a result of our intention to exit certain facilities.

***	The Accounting Standards Codification subtopic 470-20 or ASC subtopic 470-20 includes the accounting guidance for literature formerly known as FSP APB 14-1.